Exhibit 99.1
For Immediate Release
ALLERGAN ANNOUNCES NEW BOARD MEMBER;
DAWN HUDSON APPOINTED
(IRVINE, Calif., December 6, 2007) — Allergan, Inc. (NYSE:AGN) today announced the appointment of Dawn Hudson to the Company’s Board of Directors, effective January 28, 2008. Ms. Hudson will initially serve as a member of the Audit and Finance Committee and the Organization and Compensation Committee.
Ms. Hudson is the former President and Chief Executive Officer of Pepsi-Cola North America (PCNA), the multi-billion dollar refreshment beverage unit of PepsiCo in the United States and Canada. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division, which integrated the relevant units of PCNA and Frito-Lay North America with the Quaker, Tropicana and Gatorade brands to create a greater competitive advantage in the foodservice and vending channels.
Ms. Hudson joined PepsiCo in 1996 and served in various strategic marketing roles leading to her nomination as President of PCNA in June 2002 and Chief Executive Officer of both PCNA and PepsiCo Foodservice in March 2005, where she delivered ongoing growth through increased focus on core brands, product innovation and market expansion initiatives. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York.
Ms. Hudson joins Allergan’s Board of Directors with more than 25 years of experience in strategic brand development resulting in some of the world’s most widely recognized consumer products. A pioneer in innovative marketing and organizational practices, Ms. Hudson has been the global sponsor for PepsiCo’s Women of Color program which has been recognized by numerous thought leaders and key media outlets dedicated to diversity such as Latina magazine and Black Enterprise magazine. In 2007, she was named among Fortune Magazine’s “50 Most Powerful Women in Business.” In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.”
“Allergan is delighted that Ms. Hudson has chosen to join our Board of Directors. Ms. Hudson’s expertise and insights as a pioneer in brand development and consumer behavior will further strengthen Allergan’s leadership skills in consumer marketing,” said David E.I. Pyott, Allergan’s Chairman of the Board and Chief Executive Officer. “Building on Allergan’s success record in developing and expanding markets, I am confident Ms. Hudson will add significant value in evaluating innovative practices and channels to help drive greater consumer awareness and appeal for Allergan’s core products.”

Previously, Ms. Hudson served as Vice Chair of the American Beverage Association. She currently sits on the Board of Directors of Lowe’s Home Improvement Stores and is Chairman of the Board of the Ladies Professional Golf Association.
Ms. Hudson is an active alumna of Dartmouth College in Hanover, New Hampshire, where she received a bachelor’s degree in English.
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Forward-Looking Statement
Statements regarding future plans, forecasts, and events, including the statements from Mr. Pyott above, are “forward-looking statements.” These statements are based on current expectations and intentions only. If underlying assumptions prove inaccurate, or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law. Information concerning risk factors can be found in press releases issued by Allergan as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2006 Form 10-K and Allergan’s Form 10-Q for the quarter ended September 28, 2007. Copies of Allergan’s press releases and additional information about Allergan are available on the World Wide Web at www.allergan.com, or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.
About Allergan, Inc.
With nearly 60 years of experience providing high-quality, science-based products, Allergan, Inc., with headquarters in Irvine, California, discovers, develops and commercializes products in the ophthalmology, neurosciences, medical dermatology, medical aesthetics, obesity intervention, urologics and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.
SOURCE: Allergan, Inc.
Allergan Contacts
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Emil Schultz (714) 246-4474 (investors)
Caroline Van Hove (714) 246-5134 (media)